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                                                                    Exhibit b(4)

                            Amendment to the By-Laws
                                       of
                    Warburg, Pincus Capital Appreciation Fund

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Capital Appreciation Fund, the name has changed to Credit Suisse Warburg Pincus Capital Appreciation Fund.

Dated the 7th day of March, 2001